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                                                                EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Kitty Hawk, Inc. Amended and Restated Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated October 31, 1996, with respect to the consolidated financial statements of Kitty Hawk, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 1996, and our report dated February 7, 1997, with respect to the consolidated financial statements of Kitty Hawk, Inc. included in its Transition Report (Form 10-K) and its Transition Report, as amended (Form 10-K/A) for the four months ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                Ernst & Young LLP

Dallas, Texas
June 5, 1997